Exhibit 99.1

U.S. Department of Commerce	Office of the Secretary
Washington, D.C. 20230	www.commerce.gov

FOR IMMEDIATE RELEASE	CONTACT OFFICE OF PUBLIC AFFAIRS

Wednesday, July 22, 2009

202-482-4883

Locke Statement on President Obama’s Intent to Nominate Dennis Hightower as Commerce Deputy Secretary

WASHINGTON—President Barack Obama today announced his intent to nominate Dennis Hightower, an experienced management professional with more than 30 years of experience, as the new Deputy Secretary at the Department of Commerce.

“Dennis is a proven leader with management skills honed through years of real world experience,” U.S. Commerce Secretary Gary Locke said. “I have tasked him to make this department a leader among cabinet agencies in efficiency and reform.”

Secretary Locke recommended Hightower to the President after an intensive search process.

Over a 30-year career, Hightower has become a seasoned business executive gaining broad respect from professionals across the field – from the entertainment industry, management consulting, and manufacturing to higher education. His global management experience spans the private and public sectors, including experience in corporate oversight, global marketing, strategic planning, operations and international general management.

If he is confirmed by the Senate, Hightower will take control of an office that provides management oversight to the Department’s twelve bureaus, overseeing operations totaling more than $17 billion dollars.

Most recently, Mr. Hightower was chief executive officer of Europe Online Networks S.A., a privately held broadband interactive entertainment company based in Luxembourg. For almost a decade prior to his second post in Europe, Mr. Hightower led multi-billion dollar enterprises as president of Walt Disney Television & Telecommunications and President of Consumer Products, Europe/Middle East and Africa based in Paris, France.

A leader in corporate governance and accountability, Hightower has served on the Boards of Directors of Accenture, Domino’s Pizza, the Gillette Company, Northwest Airlines, and PanAmSat Corporation, among others.

Hightower has made a continuing commitment to training future business leaders as a former professor of management at Harvard Business School, where he focused on leadership, building emerging markets and global general management. He has also been a guest lecturer at prestigious business schools throughout the world.

Leading multinational companies and lecturing at world class institutions came years after Hightower served his country as a decorated Vietnam veteran. Hightower was a Regular Army officer for eight years, rising to the rank of Major by age 27. While on active duty he was awarded numerous decorations for meritorious achievement and valor.

Mr. Hightower holds an M.B.A. degree from the Harvard Business School and a B.S. degree and honorary doctorate from Howard University. He received the Alumni Achievement Award in Business from Howard University in 1986, the Alumni Achievement Award from Harvard Business School in 1992, and the U.S. Department of Commerce Pioneer Award in 1996.